Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 19, 2014 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.296768 per unit, payable on June 27, 2014, to unitholders of record on May 30, 2014. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.296768 per unit is lower than the $0.361546 per unit distributed last quarter. As compared to the previous quarter, the price of natural gas has increased, while the price of oil has decreased. The volume of oil and natural gas produced and included in the current distribution has remained relatively unchanged. This distribution is lower than the $0.394608 per unit distributed in the comparable quarter in 2013. As compared to the comparable quarter in 2013, the volume of oil produced and included in the current distribution and the price of natural gas have increased, while the volume of natural gas produced and included in the current distribution and the price of oil have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794